Exhibit 10.43.1

Incentive and Performance Compensation
Pursuant to 2005 Financial Performance

In addition to base salary, senior management, including executive officers, participate in various annual performance incentive programs. These programs are part of our comprehensive Incentive and Performance Plan which was approved by shareholders in May 2004. The programs are designed to focus management’s efforts on our objectives, provide appropriate rewards that are consistent with financial performance and align incentive compensation with the interests of shareholders.

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The incentive plan for senior management, including executive officers, is based on 70% of consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) and 30% on the return on net investment (RONI). Payout ranges are established each year by the Compensation Committee and may range from 0% to 200% of base salary. Additionally, the Compensation Committee may award participants discretionary bonuses.

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The incentive plan for senior management of BMC West is equally based on the segment’s (EBITA); the segment’s lease adjusted return on net investment (RONI) and consolidated EBITDA. Payout ranges are established each year by the Compensation Committee and may range from 0% to 180% of base salary. Additionally, the Compensation Committee may award participants discretionary bonuses.

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The incentive plan for senior management of BMC Construction is based on 70% of the segment’s EBITA and economic profit and the remaining 30% is based on consolidated EBITA and economic profit. The size of the potential incentive pool is evaluated annually and payouts are based on the participant’s contribution to financial performance. Additionally, the Compensation Committee may award participants discretionary bonuses.